UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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ELI LILLY AND COMPANY
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Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com
April 23, 2018

Dear Valued Shareholder:

On March 19, 2018, we filed our proxy statement for the Eli Lilly and Company 2018 annual meeting of shareholders, scheduled for May 7, 2018, and I encourage you to vote for the reelection of, Ellen R. Marram, our lead independent director and chair of our Directors and Corporate Governance Committee (the “Committee”).

VOTE FOR ELLEN R. MARRAM, OUR LEAD INDEPENDENT DIRECTOR AND CHAIR OF OUR DIRECTORS AND CORPORATE GOVERNANCE COMMITTEE

In the proxy statement, our board of directors unanimously recommends a vote “for” the election of five director nominees listed in the proxy statement (Proposal 1), including four nominees who are seeking reelection. ISS Proxy Advisory Services (“ISS”) has, however, recommended that its clients vote “against” the reelection of Ms. Marram, solely because of a provision in our charter relating to how our bylaws can be amended.

In its Proxy Analysis & Benchmark Policy Voting Recommendations issued April 17, 2018, ISS stated it was recommending a vote against Ms. Marram because it considered the inability of shareholders to amend our bylaws to represent a material diminution of shareholders’ rights and concluded that votes against members of the Committee were thus warranted. Ms. Marram is the only member of the Committee standing for election at this year’s annual meeting. Voting against Ms. Marram does not address the concern raised by ISS and would deprive the board of a skilled and experienced leader.

Ms. Marram Should Be Reelected to Our Board of Directors Based on Her Extensive Experience, Including with Respect to Corporate Governance.

Ellen R. Marram has been a member of the Eli Lilly and Company board of directors since 2002, and was elected as lead independent director, effective April 2012. Ms. Marram currently serves as both our lead independent director and chair of the Committee, and brings critical experience and skills to these important roles.

Ms. Marram brings extensive corporate experience to our board and a strong marketing and consumer-brand background. For five years she served as president and chief executive officer of Tropicana and the Tropicana Beverage Group. At Tropicana, Ms. Marram transformed Tropicana from a Florida juice company to a global juice business. During her tenure, Tropicana nearly tripled in shareholder value and was sold to PepsiCo in 1998 for $3.3 billion. Prior to her role at Tropicana, Ms. Marram served as president and chief executive officer of Nabisco Biscuit Company, the largest operating unit of Nabisco for five years. Under Ms. Marram’s leadership, Nabisco Biscuit Company significantly increased sales and margins and had one of the most successful new product records in the food industry. In addition to these roles, Ms. Marram has nearly two decades of experience in a number of executive management and marketing roles at some of the largest consumer goods companies, including at Nabisco’s grocery division, Nabisco/Standard Brands, Johnson & Johnson and Lever Brothers. Ms. Marram’s consumer marketing expertise is important to have on our board of directors, because, as a branded pharmaceutical company, communicating the value of our products to consumers is critical to our future success.

Through her non-profit and private company activities, including serving as a trustee of New York Presbyterian Hospital, Ms. Marram has a special focus and expertise in wellness and consumer health. She is currently president of The Barnegat Group LLC, a firm that provides business advisory services, and co-chair of Newman’s Own Inc. She previously served in a number of leadership roles, including as a managing director at North Castle Partners, a leading small cap consumer private equity firm focused in the healthy, active, and sustainable living sectors.

Ms. Marram also has extensive corporate governance experience through service on other public company boards in a variety of industries. These boards include Ford Motor Company, where she currently serves as lead independent director and has chaired the Nominating and Governance Committee; the New York Times Company, where during her tenure she served as presiding director and as chair of each of the Audit, Finance, and Nominating and Governance Committees; Cadbury plc; and Kmart. We believe that these skills and experiences make her a key member of our board of directors.

Under Ms. Marram’s leadership, our corporate governance policies consistently reflect best practices.

Ms. Marram has contributed to our robust corporate governance practices. As described further in our proxy statement, recent positive governance decisions include the adoption of an annual cap on director compensation and the addition of annual individual director assessments to our board performance assessment process. We have effective board refreshment processes and elected three new independent directors since the beginning of 2016. In addition, my recent appointment as CEO and the appointment of four new executive officers were the result of a robust succession management process overseen by the board.

As part of its ongoing review of corporate governance matters, the board, assisted by the Committee, has further emphasized practices that our shareholders value, as evidenced by the management proposals to eliminate the classified board structure and supermajority voting provisions in our charter, which will be considered at this year’s annual meeting. While it is important to the company’s long-term success for the board to maintain appropriate defenses against inadequate takeover bids, it is also important for the board to maintain shareholder confidence by demonstrating that it is responsive and accountable to shareholders and committed to strong corporate governance. After carefully balancing these interests following shareholder engagement on these topics, the board brought forward both of these management proposals, and has recommended a vote “for” each of them.

Based on these contributions, and the board’s assessment of her performance, we strongly believe that Ms. Marram should be reelected to our board of directors.

Our Charter and Bylaws Do Not Diminish Shareholder Rights to Amend Our Bylaws Under Indiana Law.

Our charter reserves the ability to amend our bylaws to the board of directors. This approach reflects the statutory default under Indiana law, which provides that only an Indiana corporation’s board of directors may amend or repeal the corporation’s bylaws unless the charter provides otherwise. Under a 2017 policy, ISS considers a restriction on bylaw amendments by shareholders to be a “material governance failure on the part of the governance committee.” We believe that ISS’s policy on this issue does not fairly apply to Lilly: we have not diminished shareholders’ rights under state law in any way, because shareholders do not have the right under Indiana law to amend the bylaws as a statutory default. Lilly’s charter has reflected the statutory default under Indiana law of allowing only the board of directors to amend the bylaws for over 80 years.

We and Our Shareholders Have Previously Considered - And Decided Against - Amending Our Charter to Permit Shareholder Bylaw Amendments.

Both we and our shareholders have considered this issue previously.

Our board of directors and the Committee regularly consider whether changes should be made to our corporate governance practices to ensure that we remain a leader in corporate governance and remain accountable to our shareholders. Both the board of directors and the Committee have considered enabling shareholders to amend the bylaws and have concluded that doing so is not in the best interests of the company or in the best long-term interests of shareholders. We believe our longstanding approach to bylaw amendments prevents abuse of our bylaws by a single shareholder or a special interest shareholder group that has no duties to other shareholders. We believe the board of directors, which answers to all shareholders, is better positioned to ensure that any bylaw amendments are designed to protect and maximize long-term value for all of our shareholders.

Lilly shareholders have historically agreed with the view of the board of directors and the Committee. In 2007, 2008, and 2009, shareholders evaluated shareholder proposals that would have allowed shareholders to amend the bylaws. None of these proposals received support from a majority of our shareholders, reinforcing the judgment of the board of directors and of the Committee on the issue. In addition, Mr. Michael Eskew was elected last year with a vote of 80.3 percent of the votes cast, despite a similar recommendation against his election.

The board of directors and the Committee remain committed to engagement with our investors and welcome investor feedback on this and any other corporate governance issues that our investors find important.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL FIVE DIRECTOR NOMINEES TO OUR BOARD OF DIRECTORS, INCLUDING MS. MARRAM.

As always, I thank you for supporting Lilly.

David A. Ricks
CEO and Chairman of the Board